DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
Offer to Purchase From Eligible Persons
All Outstanding Vested Stock Options and Stock Appreciation Rights
for Cash

The Offer and Withdrawal Rights
Expire at 5:00 P.M., Central Time,
on September 5, 2006, Unless the Offer Is Extended
August 21, 2006
     Diamond Management & Technology Consultants, Inc., formerly DiamondCluster International, Inc. (“Diamond” or the “Company”), is offering to all Eligible Persons, who are identified below, the opportunity to tender (i) Eligible Options (as defined below) and (ii) Eligible SARs (as defined below) for cash. Eligible Options and Eligible SARs will be tendered for cash as set forth in this Tender Offer. We are making this offer upon the terms and subject to the conditions described in this Tender Offer and in the Election Form (which together, as they may be amended from time to time, constitute the offer).
     This offer relates only to (i) “Eligible Options,” which are currently outstanding and vested nonqualified stock options to purchase shares of Diamond common stock that were granted by Diamond to its employees pursuant to the Amended and Restated 1998 Equity Incentive Plan and the 2000 Stock Option Plan (the “Share-Based Plans”) and (ii) “Eligible SARs,” which are currently outstanding and vested stock appreciation rights that were granted by Diamond to its employees pursuant to the Share-Based Plans. Eligible Options and Eligible SARs do not include French qualified stock options.
     The primary purpose of this offer is to compensate the Eligible Persons for their hard work and dedication to the business of Diamond prior to the sale of certain of our non-U.S. subsidiaries (the “Transaction”) to Mercer Management Consulting, Inc. or its affiliates (“Mercer”).
     Only individuals owning Eligible Options or Eligible SARs who have been non-U.S. employees of the non-U.S. Diamond subsidiaries that have been sold to Mercer or transferred from Diamond’s U.K. subsidiary and became Mercer employees on August 1, 2006 may participate in this offer. We refer to our former employees who meet these eligibility requirements as “Eligible Persons.” Holders of Eligible Options and/or Eligible SARs who are not Eligible Persons may not participate in this offer.
     Subject to the terms and conditions of this offer, we will make the cash payment promptly after the expiration date of the offer. By properly tendering your Eligible Options and/or Eligible SARs, you will be deemed to have accepted the terms of, and agreed to be bound by, the terms of the Tender Offer.

     You are not required to tender any of your Eligible Options and/or Eligible SARs. If you choose to tender any of your Eligible Options or Eligible SARs, you must tender your outstanding Eligible Options and Eligible SARs by whole grant only. The tender of partial grants pursuant to this Tender Offer will not be accepted. All Eligible Options and Eligible SARs properly tendered and not validly withdrawn prior to the expiration date will be tendered for cash, subject to the terms and conditions described in this Tender Offer. This offer is not conditioned upon a minimum number of Eligible Options or Eligible SARs being tendered. This offer is subject to the conditions that we describe in Section 6 of this Tender Offer.
     Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your Eligible Options and/or Eligible SARs. You must make your own decision whether or not to elect to tender your Eligible Options and/or Eligible SARs.
     If you are an Eligible Person and you do not tender your Eligible Options and/or Eligible SARs, you will continue to hold Eligible Options and/or Eligible SARs not tendered after completion of the Tender Offer, in each case subject to the current terms and conditions of those options and/or SARs.
     Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “DTPI.” On August 18, 2006, the closing price of our common stock on the Nasdaq Global Market was $9.21 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender or not to tender your Eligible Options and/or Eligible SARs.
     You should direct questions about this offer or requests for assistance or for additional copies of this Tender Offer or the Election Form to Karen McLaughlin at (312) 255-5071 or e-mail her at karen.mclaughlin@diamondconsultants.com, or call Lorna E. Liposky at (312) 268-3081 or e-mail her at lorna.liposky@diamondconsultants.com.
IMPORTANT
     IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ATTACHED ELECTION FORM AND RETURN IT TO US AT THE E-MAIL ADDRESS, MAILING ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM, SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL TIME, ON SEPTEMBER 5, 2006. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION OR SAR AGREEMENTS FOR YOUR ELIGIBLE OPTIONS AND ELIGIBLE SARS TO ELECT EFFECTIVELY TO TENDER OPTIONS OR SARS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS AND SARS AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS AND ELIGIBLE SARS YOU ELECT TO TENDER WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THE TENDER OF THOSE ELIGIBLE OPTIONS AND ELIGIBLE SARS IN THIS OFFER.
     We are not making this offer to, nor will we accept any election to tender Eligible Options and/or Eligible SARs from, or on behalf of, holders in any jurisdiction in which the offer or the acceptance of any election to tender such options and/or SARs would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to holders in any such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender or not tender your Eligible Options and/or Eligible SARs pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
     THIS TENDER OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO TENDER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NOTICE TO RESIDENTS OF FRANCE
     This document has not been submitted to the clearance procedures of the French Autorité des marchés financiers and may not be used in connection with any offer to the public to purchase or sell shares in France. Offers and sales of shares may only be made in France to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, in accordance with articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code (Code monétaire et financier, the “Code”). Shares acquired pursuant to the Offer may not be distributed, directly or indirectly, to the public in France except pursuant to articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 through L. 621-8-3 of the Code, relating to offers to a limited number of investors and/or qualified investors.
NOTICE TO RESIDENTS OF SPAIN
     THIS TENDER OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY OR REGISTERED WITH THE SPANISH SECURITIES AND EXCHANGE COMMISSION (COMISIÓN NACIONAL DEL MERCADO DE VALORES) NOR HAS THE SPANISH SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO TENDER.
NOTICE TO RESIDENTS OF THE UK
     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO THE PUBLIC IN ACCORDANCE WITH THE PROVISIONS OF SECTION 85 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 AND IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATIONS. ACCORDINGLY THIS DOCUMENT HAS NOT BEEN APPROVED BY THE FINANCIAL SERVICES AUTHORITY IN THE UK AND MAY NOT BE USED IN CONNECTION WITH ANY OFFER TO THE PUBLIC TO PURCHASE OR SELL SHARES IN THE UK.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Tender Offer and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Tender Offer where you can find a more complete description of the topics in this summary.
QUESTIONS AND ANSWERS ABOUT THE OFFER
Q1. What securities are we offering to purchase?
     We are offering to purchase outstanding Eligible Options and Eligible SARs (See Question 2) held by Eligible Persons. The Eligible Options and Eligible SARs were issued under our Amended and Restated 1998 Equity Incentive Plan and our 2000 Stock Option Plan, which we refer to as our “Share-Based Plans.” Eligible Persons are discussed in Question 6 below.
Q2. What are Eligible Options and Eligible SARs?
     Eligible Options are those currently outstanding and vested nonqualified stock options to purchase shares of Diamond common stock that were granted by Diamond to certain non-U.S. employees pursuant to the Share-Based Plans. Eligible SARs are those currently outstanding and vested stock appreciation rights (“SARs”) that were granted by Diamond to certain non-U.S. employees pursuant to the Share-Based Plans. Eligible Options and Eligible SARs do not include French qualified stock options.
Q3. Are unvested options and SARs eligible for tender?
     No. Only vested options and SARs may be elected for tender.
Q4. What options and SARs are excluded?
     Options and SARs granted to non-Eligible Persons, and unvested options and SARs are excluded. In addition, Eligible Options and Eligible SARs do not include French qualified stock options.
Q5. If I accept the tender offer, do I have to tender all of my Eligible Options and/or Eligible SARs?
     No, if you accept the tender offer, you do not have to tender all of your Eligible Options and/or Eligible SARs. However, if you wish to tender any of your Eligible Options or Eligible SARs in this offer, you must do so via whole grant only.
Q6. Who is eligible to participate in this offer?
     Only individuals who have been non-U.S. employees of the non-U.S. Diamond subsidiaries which have been sold to Mercer or transferred from Diamond’s U.K. subsidiary pursuant to the Transaction and became Mercer employees on August 1, 2006 and who hold Eligible Options and/or Eligible SARs may participate in this offer. We refer to our former employees who meet these eligibility requirements as Eligible Persons. Any holders of Eligible Options and/or Eligible SARs who are not Eligible Persons may not participate in this offer.
Q7. How much cash will an Eligible Person receive for the Eligible Options and Eligible SARs he or she tenders?
     Upon the completion of this offer, we will pay to each Eligible Person who has validly tendered and not withdrawn any of his or her Eligible Options and/or Eligible SARs, an amount of cash calculated as follows:
•	the fair value of each Eligible Option and Eligible SAR will be calculated using the Black-Scholes methodology based on the average of the closing price of Diamond common stock for the 10 trading days prior to August 31, 2006 (the “Determination Date”).

•	an amount of cash equal to the fair value so determined will be calculated for each Eligible Option and Eligible SAR.
     Each Eligible Person will receive an e-mail notification from Diamond on the Determination Date setting forth the amount of cash he or she would receive if he or she elects to properly tender for purchase his or her Eligible Options and/or Eligible SARs. Each Eligible Person will have until 5:00 p.m. central time on September 5, 2006 to tender his or her Eligible Options and/or Eligible SARs.
     (See Sections 1 and 5)
Q8. How was the tender ratio determined?
     The proper tender ratio is a matter of opinion and judgment and is not susceptible to incontestable mathematical calculation. The fair value of each Eligible Option and Eligible SAR will be based on the Black-Scholes option valuation method using a variety of assumptions. For example, we will use the average of the closing price of Diamond common stock for the 10 trading days prior to the Determination Date, a range of expected volatilities (to be determined on the Determination Date), a risk free interest rate (to be determined on the Determination Date) and certain other assumptions, including an expected life to the earlier of August 31, 2007 or the expiration date provided in the applicable grant agreement.
     Each Eligible Person will receive an e-mail notification from Diamond on the Determination Date setting forth the amount of cash he or she would receive if he or she elects to properly tender for purchase his or her Eligible Options and/or Eligible SARs. Each Eligible Person will have until 5:00 p.m. Central Time on September 5, 2006 to tender his or her Eligible Options and/or Eligible SARs.
Q9. Will I receive any cash payment for my options and/or SARs?
     If you elect to tender your options and/or SARs, we will pay cash to you, in exchange for whole grants of shares covered by the options and SARs we accept for purchase, at the calculations set forth above.

Q10. What will happen to any Eligible Options and/or Eligible SARs I hold that I elect not to tender?
     Those options and SARs will remain outstanding on their existing terms and conditions. However, if an Eligible Person does not tender Eligible Options and/or Eligible SARs, those remaining Eligible Options and/or Eligible SARs must be exercised, if the Eligible Person elects to do so, prior to the expiration date of such Eligible Options or Eligible SARs.
Q11. Why is Diamond making the offer?
     We are making this offer primarily to compensate the Eligible Persons for their hard work and dedication to the business of Diamond prior to the sale of certain of our non-U.S. subsidiaries to Mercer.
Q12. Are there conditions to this offer?
     Although the offer is not conditioned upon a minimum number of Eligible Options and/or Eligible SARs being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6.
Q13. Apart from receiving cash, what are the consequences of participating in the offer?
     If you elect to tender your Eligible Options and/or Eligible SARs for cash you also must:
•	acknowledge that the portion of your outstanding option and/or SARs agreement(s) relating to each Eligible Option and/or Eligible SARs you elected to tender has been cancelled and automatically rendered null and void, and irrevocably releases all your rights thereunder; and

•	make such payments as may be required of you under the tax laws of the jurisdiction to which you are subject.
QUESTIONS AND ANSWERS ABOUT RECEIVING CASH
Q14. When will I receive my cash?
     If the conditions to this offer are satisfied, we will exchange the Eligible Options and/or Eligible SARs you properly elect to tender for cash promptly after the expiration of this offer.
Q15. What are the tax consequences if I tender my Eligible Options and/or Eligible SARs in the offer?
     The tax consequences of tendering your Eligible Options and/or Eligible SARs will be determined by the laws of the jurisdiction to which you are subject to taxes. There are no U.S. tax consequences to an Eligible Person of tendering Eligible Options and/or Eligible SARs for cash if the Eligible Person is not otherwise subject to U.S. tax. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 13 for a discussion of material U.S. federal income tax consequences to non-U.S. holders of tendering Eligible Options and/or Eligible SARs for cash and Annex B for a discussion of certain foreign tax consequences and withholding and reporting obligations for residents of the U.K., Brazil, France, Germany and Spain).

Q16. If I have a tax consequence upon the receipt of cash, how must I satisfy the tax liability?
     If applicable, your tax liability may be satisfied via your payroll with your new employer, Mercer. See Annex B for a discussion of certain foreign tax consequences and withholding and reporting obligations for residents of the U.K., Brazil, France, Germany and Spain.
We urge you to consult with your own tax advisor as to the United States federal and state tax consequences and tax consequences under other jurisdictions where you are subject to tax.
QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER
Q17. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?
     The offer expires on September 5, 2006, at 5:00 P.M., central time, unless we extend it. No exceptions will be made to this deadline. If you wish to tender any Eligible Options and/or Eligible SARs for cash, you must return a properly completed and signed Election Form so that we receive it by this deadline.
     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 2:00 P.M., central time, on September 5, 2006. (See Section 14)
Q18. What do I need to do if I wish to tender my options and/or SARs?
     If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it no later than 5:00 P.M., central time, on September 5, 2006, unless the offer is extended. (See Section 3) We will reject any Election Forms received after this deadline.
     Your election will be effective only if RECEIVED by us by that deadline. Please fax your completed Election Form to Karen McLaughlin at (312) 255-4790. You may also scan your completed Election to Tender Form into a .pdf file and e-mail it to equity.programs@diamondconsultants.com. Alternatively, you may mail the Election to Tender Form to us at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, attention Karen McLaughlin. To ensure timely delivery we recommend that if you send the Election Form by mail, you send it well in advance of the expiration date. We will send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact Karen McLaughlin at (312) 255-5071 or e-mail her at karen.mclaughlin@diamondconsultants.com, or call Lorna E. Liposky at (312) 268-3081 or e-mail her at lorna.liposky@diamondconsultants.com. You should carefully review the Tender Offer, the Election Form, and all of their attachments before making your election.
     If we extend the offer beyond September 5, 2006 by e-mail notice to you and publication, then you must sign and deliver the Election Form before the extended expiration of the offer. We will reject any Election Form or tendered options and/or SARs to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options and/or SARs. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3)
Q19. During what period of time may I change my previous election?
     You will have the right to withdraw your tendered options and/or SARs, or to amend your election, at any time before the expiration date. (See Section 4)
Q20. Do I have to return an Election Form if I do not want to tender my Eligible Options and/or Eligible SARs?
     We ask that you indicate on the Election to Tender Form your decision not to tender any Eligible Options or Eligible SARs if you so decide. However, if you do not respond, you will be treated as NOT tendering any Eligible Options or Eligible SARs. (See Section 3)
Q21. What happens if I don’t submit an Election Form by the expiration date?
     If you do not submit an Election Form by the expiration date, we will assume that you chose not to tender any of your Eligible Options and/or Eligible SARs.
Q22. What happens to my options and/or SARs if I do not accept the offer or if my options and/or SARs are not accepted for tender?
     If you do not accept the offer, or if we do not accept any options and/or SARs tendered for exchange, you will keep all of your current options and/or SARs and you will not receive cash. No changes will be made to your current options and/or SARs.
     However, if you do not tender Eligible Options and/or Eligible SARs, those remaining Eligible Options and/or Eligible SARs must be exercised, if you elect to do so, prior to the expiration date of the Eligible Options or Eligible SARs. As previously communicated, we have amended certain of the grant agreements modifying the expiration dates of certain Eligible Options or Eligible SARs. Please refer to your grant agreements as of July 31, 2006.
Q23. Do I have to participate in the offer?
     No. This is a voluntary program.
Q24. Does our Board of Directors recommend that you accept this offer?
     The Board of Directors makes no recommendation as to whether you should tender or refrain from tendering your Eligible Options and/or Eligible SARs. You must make your own decision whether to elect to tender your Eligible Options and/or Eligible SARs.
Q25. Is there any information regarding Diamond that I should be aware of?
     Your decision to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.
     Therefore, before making your decision, you should carefully review the information about Diamond set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and certain financial information.

     You may also find additional information about us on our website at www.Diamondconsultants.com. The information on our website is not deemed to be part of this Tender Offer.
Q26. Will someone at Diamond advise me on what I should do in the offer?
     Diamond cannot advise you on whether to keep or tender your Eligible Options and/or Eligible SARs. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.
Q27. Whom should I contact if I have additional questions about the offer?
     For additional information about the offer, you can contact Karen McLaughlin at (312) 255-5071 or e-mail her at Karen.mclaughlin@diamondconsultants.com, or call Lorna E. Liposky at (312) 268-3081 or e-mail her at lorna.liposky@diamondconsultants.com.
     You should consult your personal advisors if you have questions about your own legal, financial or tax situation.

THE OFFER
     Section 1. General; Amount of Cash; Expiration Date
     We are offering Eligible Persons, who are identified below, an opportunity to tender their Eligible Options for cash, which options are described below. We are also offering Eligible Persons an opportunity to tender their Eligible SARs for cash, which SARs are described below. This offer relates only to (i) Eligible Options, which are currently outstanding and vested nonqualified options to purchase shares of Diamond common stock that were granted by Diamond to its employees pursuant to our Amended and Restated 1998 Equity Incentive Plan and our 2000 Stock Option Plan (the “Share-Based Plans”) and (ii) Eligible SARs, which are currently outstanding and vested stock appreciation rights (“SARs”) that were granted by Diamond to its employees pursuant to the Share-Based Plans. Eligible Options and Eligible SARs do not include French qualified stock options.
     Only individuals who were non-U.S. employees of the non-U.S. subsidiaries of Diamond which were sold to Mercer or transferred from Diamond’s U.K. subsidiary and became Mercer employees on August 1, 2006 may participate in this offer. We refer to our employees who meet these eligibility requirements as Eligible Persons. Holders of Eligible Options and/or Eligible SARs who are not Eligible Persons may not participate in this offer.
     Our offer is subject to the terms and conditions described in this Tender Offer and the Election Form. We will not accept Eligible Options and/or Eligible SARs unless they are properly elected for tender and not validly withdrawn in accordance with Section 4 of this Tender Offer before the offer expires on the expiration date as defined below.
     With respect to Eligible Options and Eligible SARs, you will receive an amount of cash calculated as follows:
•	the fair value of each Eligible Option and Eligible SAR will be calculated using the Black-Scholes methodology based on the average of the closing price of Diamond common stock for the 10 trading days prior to August 31, 2006 (the “Determination Date”).

•	an amount of cash equal to the fair value so determined will be calculated for each Eligible Option and Eligible SAR.
     Each Eligible Person will receive an e-mail notification from Diamond on the Determination Date setting forth the amount of cash they would receive if they elect to properly tender for exchange their Eligible Options and/or Eligible SARs. Each Eligible Person will have until 5:00 p.m. central time on September 5, 2006 to tender their Eligible Options and/or Eligible SARs. Subject to the terms and conditions of this offer, we will pay the cash promptly after the expiration date.
     You are not required to tender any of your Eligible Options and/or Eligible SARs. If you choose to tender any of your Eligible Options, however, you must tender such Eligible Options by whole grant only. In addition, if you choose to tender any of your Eligible

SARs, you must tender such Eligible SARs by whole grant only. All Eligible Options and/or Eligible SARs properly tendered and not validly withdrawn before the expiration date will be exchanged for cash, subject to the terms and conditions described in this Tender Offer. This offer is not conditioned upon a minimum number of Eligible Options and/or Eligible SARs being tendered or the consummation of the Transaction. This offer is subject to the conditions that we describe in Section 6 of this Offer to Tender.
     The term expiration date means 5:00 P.M., central time, on September 5, 2006, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.
     We will publish a notice if we decide to take any of the following actions:
•	increase or decrease or otherwise change the consideration we will give you in exchange for your Eligible Options and/or Eligible SARs; or

•	change the number or type of options and/or SARs eligible to be tendered in the offer.
     If the offer is scheduled to expire within ten business days from the date we notify you by e-mail and publication of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.
     A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.
Section 2. Purpose of the Offer
     The primary purpose of this offer is to compensate the Eligible Persons for their hard work and dedication to the business of Diamond prior to the sale of certain of our non-U.S. subsidiaries to Mercer.
     Subject to the foregoing, and except as otherwise disclosed in Section 9 of this Tender Offer or in existing and future filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:
(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c)	any material change in our present dividend policy, or our indebtedness or capitalization;

(d)	any change in our current Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	our common stock’s not being authorized for listing on a national securities exchange;

(g)	our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to our registration statement on Form S-8 (No. 333-109942); or

(j)	any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Diamond by any person.
     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to tender or to not tender your Eligible Options and/or Eligible SARs, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Tender Offer and the accompanying Election Form and to consult your own investment and tax advisors. You must make your own decision whether to elect to tender your Eligible Options and/or Eligible SARs.
Section 3. Procedures
     Making Your Election. To accept this offer, you must make your election on the attached Election Form and sign and deliver it to us so that we receive it no later than the expiration date, which is 5:00 P.M., central time, September 5, 2006.
     Your election will be effective only if RECEIVED by us by that deadline. To ensure timely delivery we recommend that you fax your completed Election Form to Karen McLaughlin at (312) 255-4790. You may also scan your completed Election to Tender Form into a .pdf file and e-mail it to equity.programs@diamondconsultants.com. Alternatively, you may mail the Election to Tender Form to us at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, attention Karen McLaughlin. To ensure timely delivery we recommend that if you send the Election Form by mail, you send it well in advance of the expiration date. We will send you an e-mail within two business days acknowledging our receipt of your Election Form. You do not need to return your stock option or SARs agreements for your Eligible Options or Eligible SARs to effectively elect to tender your Eligible Options. Your stock option or SARs agreements relating to the Eligible Options or Eligible SARs you elected to tender will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered Eligible Options or Eligible SARs to which they relate.
     By tendering your Eligible Options or Eligible SARs and returning to us your completed Election Form, you are
•	acknowledging that your outstanding option or SARs agreement relating to the Eligible Options or Eligible SARs you elected to tender has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

•	agreeing to satisfy the amount of applicable withholding taxes.
     Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your Eligible Options or Eligible SARs and our acceptance of any Eligible Options or Eligible SARs you may elect to tender.
     The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.
     Determination of Validity; Rejection of Options and/or SARs; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and/or Eligible SARs and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We will reject any Election Form or tendered options and/or SARs to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept. Otherwise, we will accept proper and timely tenders of Eligible Options and/or Eligible SARs for cancellation that are not validly withdrawn. We may waive any defect or irregularity in any Election Form with respect to any particular options and/or SARs or any particular option and/or SARs holder. No options and/or SARs will be properly tendered until all defects or irregularities have been cured by the option and/or SARs holder tendering the options and/or SARs or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any options and/or SARs, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.
     Our Acceptance Constitutes an Agreement. If you elect to tender your Eligible Options and/or Eligible SARs and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of Eligible Options and/or Eligible SARs that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn Eligible Options and/or Eligible SARs.

Section 4. Withdrawal Rights
     You may withdraw tendered Eligible Options and/or Eligible SARs only by following the procedures described in this Section 4.
     Withdrawal of Election. You may withdraw the Eligible Options and/or Eligible SARs you have elected to tender at any time before 5:00 P.M., central time, on September 5, 2006. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.
     To validly withdraw the Eligible Options and/or Eligible SARs you have elected to tender, you must deliver to us by e-mail at equity.programs@diamondconsultants.com, or by mail at the address appearing in the Election Form, or by fax to Karen McLaughlin at (312) 255-4790, a written notice of withdrawal, with the information required by the following paragraph, while you still have the right to withdraw your Eligible Options and/or Eligible SARs.
     Your notice of withdrawal must contain your name and identify the Eligible Options and/or SARs that you intend to withdraw. You may withdraw your Eligible Options and/or Eligible SARs by whole grant only. If we receive a notice of withdrawal that attempts to withdraw less than a whole grant of your Eligible Options and/or Eligible SARs, we may, at our complete discretion, accept that as a notice of withdrawal with respect to the whole grant of Eligible Options and/or Eligible SARs or as an invalid notice of withdrawal.
     You may not rescind any withdrawal, but you may re-elect to tender Eligible Options and/or Eligible SARs. Any Eligible Options and/or Eligible SARs you withdraw will thereafter be deemed not properly elected for tender for purposes of the offer unless you properly re-elect to tender those Eligible Options and/or Eligible SARs before the expiration date by submitting a new Election Form and following the procedures described above in Section 3.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.
Section 5. Acceptance of Options and SARs for Tender and Cancellation; Payment of Cash
     On the terms and subject to the conditions of this offer, promptly following the expiration date, we will exchange the Eligible Options and Eligible SARs and cancel all Eligible Options and Eligible SARs properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your Eligible Options and/or Eligible SARs you elect to tender, your currently outstanding option and SARs agreements relating to the tendered Eligible Options and Eligible SARs will be cancelled and automatically rendered null and void and you, by tendering your Eligible Options and/or Eligible SARs, irrevocably release all of your rights thereunder. Your right to the cash will accrue promptly after the expiration of this offer.

     For your shares of our common stock that are subject to Eligible Options and/or Eligible SARs validly tendered, you will receive cash as described in Section 1. If you are not an Eligible Person on the date this offer is made or you are not an Eligible Person on the date it expires, you will not be eligible to accept this offer.
Section 6. Conditions of the Offer
     Upon expiration of this offer, assuming none of the events listed in this Section 6 has occurred, we will promptly accept all of the properly tendered Eligible Options and Eligible SARs. Once we have accepted all of the properly tendered Eligible Options and Eligible SARs, they will be exchanged and cancelled as described herein. The offer is not conditioned on any minimum number of options and/or SARs being tendered.
     Notwithstanding any other provision of the offer, we will not be required to accept any Eligible Options and/or Eligible SARs elected for tender, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible Options and/or Eligible SARs elected for tender, in each case, subject to certain securities laws limitations, if at any time on or after August 18, 2006 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of Eligible Options and/or Eligible SARs elected for tender:
     (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the Eligible Options or Eligible SARs elected for tender pursuant to the offer, the issuance of cash in exchange for tendered Eligible Options or Eligible SARs, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our Company or our subsidiaries, or materially impair the contemplated benefits of the offer to us;
     (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court, the SEC, the NASD or any other authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
          (i) make the acceptance for tender of, or the payment of cash in exchange for tendered Eligible Options and/or Eligible SARs for, some or all of the Eligible Options and/or Eligible SARs elected for tender illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;
          (ii) delay or restrict our ability, or render us unable, to accept for tender, or pay cash for, some or all of the Eligible Options and/or Eligible SARs elected for tender;
          (iii) materially impair the contemplated benefits of the offer to us; or

          (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Diamond or our subsidiaries;
     (c) there has occurred:
          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
          (iii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in our reasonable judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it inadvisable to proceed with the offer;
          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
          (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Diamond or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;
          (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or
          (vii) any decline in the Standard and Poors Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 18, 2006;
     (e) there has occurred any change in generally accepted accounting standards, or any legislation, rule or regulation of any governmental agency, that could or would require us for financial reporting purposes to record additional compensation expense, other than that based on our common stock value on the Tender Date, against our earnings in connection with the offer;
     (f) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
          (i) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 5, 2006;
          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have, since August 18, 2006, acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or
          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or
     (g) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is material to us or our subsidiaries.
     The conditions to the offer are for our benefit. We may assert them in our reasonable judgment prior to the expiration date of the offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date of the offer, in our discretion, whether or not we waive any other condition to the offer. However, to the extent we waive a condition with respect to any tendered Eligible Options and/or Eligible SARs, we will waive that condition with respect to all tendered Eligible Options and/or Eligible SARs. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights; provided, however, that once the offer has expired, we will be deemed to have waived any condition that we have not asserted. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons subject, however, to the judgment of a court of law if presented with a complaint contesting the validity of an asserted condition by us.
Section 7. Price Range of Common Stock
     There is no established trading market for the Eligible Options or the Eligible SARs. Our common stock is traded on the Nasdaq Global Market under the symbol DTPI. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq Global Market, for the calendar years indicated.

	High	Low
2004
First Quarter	$12.00	$7.98
Second Quarter	10.91	6.73
Third Quarter	12.79	6.48
Fourth Quarter	14.98	10.80
2005
First Quarter	17.25	13.74
Second Quarter	16.25	9.79

	High	Low
Third Quarter	12.13	6.96
Fourth Quarter	8.29	5.61
2006
First Quarter	10.98	7.36
Second Quarter	11.40	7.30
Third Quarter (through August 18, 2006)	9.43	7.57
     As of August 18, 2006, the closing price of our common stock, as reported by the Nasdaq Global Market, was $9.21 per share.
     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender or to not tender your Eligible Options and/or Eligible SARs.
Section 8. Source and Amount of Consideration
     Consideration. With respect to Eligible Options, you will receive cash as described in Section 1. With respect to Eligible SARs, you will receive cash as described in Section 1. As of July 31, 2006, there were issued, vested and outstanding options to purchase 1,112,913 shares of our common stock that are eligible to participate in this Offer to Tender. Assuming (i) all Eligible Persons tender all Eligible Options and Eligible SARs, (ii) certain Black-Scholes metrics, assumptions regarding volatility, lives and interest rates as of July 20, 2006 and (iii) the average of the closing price of Diamond common stock for the 10 trading days prior to the Determination Date is $10.00, we would pay an aggregate amount of $2,792,921 to Eligible Persons.
     Tax Consequences. You should refer to Section 13 for a discussion of the tax consequences of the tender of Eligible Options and/or Eligible SARs for cash pursuant to this offer.
Section 9. Information About Diamond
     General
     Diamond is a premier global management consulting firm. We help leading organizations worldwide to understand and leverage technology to realize value in their businesses. Our firm offers clients skills in strategy, technology, and program management to help companies reduce costs, increase flexibility, address changing regulations and markets, improve operations, and grow their businesses. We combine innovative strategic thinking, deep industry expertise, and a thorough understanding of technology to deliver results for our clients. We work collaboratively with our clients, utilizing small, multidisciplinary teams of consultants because we believe the most lasting and significant improvements occur when the client is integrally involved in the change. During the fiscal year ended March 31, 2006 we generated net revenue of $145.2 million from our continuing operations serving 81 clients. At March 31, 2006, in our continuing operations we employed 441 consultants and 113 operations employees in six offices in North America, the U.K. and India. The offices located in Barcelona, Madrid, Dubai, Munich, Paris, and Sao Paulo were included in the discontinued business operations sold to Mercer.

     We are a Delaware corporation headquartered in Chicago, Illinois. Our executive offices are located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, and our telephone number at that address is (312) 255-5000.
     Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options and SARs
     The directors and executive officers of Diamond, the date they became director or executive officer, their current occupation and their material employment during the last five years, as of August 18, 2006 are as follows:

Name	Occupation or Employment

Pauline Schneider	Ms. Schneider has served as member of the Board of Directors since December 2003. Ms. Schneider is a partner at the law firm of Hunton & Williams, having joined the firm in 1985. Ms. Schneider specializes in capital finance and real estate. Ms. Schneider also serves as a member of the board of directors of Pepco Holdings, Inc. and Potomac Electric Power Company, and is active on the boards of several not-for-profit organizations ranging from the arts to health care to public policy.

John J. Sviokla	Mr. Sviokla joined Diamond in September 1998 as a Vice President and became a member of Diamond’s Board of Directors in August 1999. Since April 1, 2000 Dr. Sviokla has been a vice chairman. Prior to joining Diamond, Dr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Dr. Sviokla has authored over 100 articles, cases, videos and tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including Kellogg, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. His current research and consulting focuses on how executives can create value with technology.

Name	Occupation or Employment

Donald R. Caldwell	Mr. Caldwell has been a member of Diamond’s Board of Directors since June 1994 and in May 2006 was appointed its Lead Director. In March 1999, Mr. Caldwell founded and presently serves as Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc. From February 1996 to March 1999 Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. Prior to that time Mr. Caldwell held various executive and management positions with several companies, including a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor to Ernst & Young, LLP. Mr. Caldwell currently serves on the board of directors of Brainspark PLC, Sealegs Corporation Ltd., Quaker Chemical Corporation, Voxware, Inc. and Kanbay International, Inc. in addition to numerous privately held companies and civic organizations.

Alan C. Kay	Dr. Kay has been a member of Diamond’s Board of Directors since June 1996 and currently is President of Viewpoints Research Institute, Inc. From November 2002 to October 2005, Dr. Kay was a Senior Fellow at HP Labs. From 1996 to 2001 Dr. Kay was Vice President of research and development for Walt Disney Imagineering, Inc. and a Disney fellow. From 1984 to 1996 Dr. Kay was an Apple fellow at Apple Computer, Inc. Prior to that time Dr. Kay held scientific positions at Atari Corporation and Xerox Palo Alto Research Center. He was a research associate and lecturer in computer science at Stanford University from 1969 to 1971. In June 2004 Mr. Kay received the Kyoto Prize in advanced technology given by the Inamori Foundation, which is considered one of the world’s leading awards for lifetime achievement in engineering. In February 2004 Dr. Kay received the Association of Computing Machinery’s 2003 Turing Award for leading the team that invented Smalltalk, an influential programming language, and together with three former colleagues, received the Stark Draper Prize for the development of the networked personal computer.

Name	Occupation or Employment

Samuel K. Skinner	Mr. Skinner has served as a member of the Board of Directors since September 2003. He currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also “of counsel” to the law firm of Greenberg & Traurig, LLP. Mr. Skinner was President and Chief Executive Officer of U.S. Freightways, a major transportation and logistics service provider from July 17, 2000, and Chairman of its Board from January 1, 2001 until his retirement in May of 2003. Prior to joining U.S. Freightways, Mr. Skinner was President of the Commonwealth Edison Company and its holding company Unicom Corporation, one of the nation’s largest electric utilities. Prior to joining Commonwealth Edison Mr. Skinner served as Chief of Staff to President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989 Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin Brown & Wood LLP). Mr. Skinner is a director of Click Commerce, Inc., Dade Behring, Inc., Express Scripts, Inc., Midwest Express Holdings, Inc., the Chicago Board of Options Exchange and Navigant Consulting, Inc. He is also involved with numerous charitable and not-for-profit organizations, including the Illinois Coalition and the United States Chamber of Commerce where he serves as a director.

Arnold R. Weber	Mr. Weber was appointed as a member of Diamond’s Board of Directors in April 2005 and was previously a member of its Board of Directors from November 1999 until September 2003. Mr. Weber has been President Emeritus of Northwestern University since July 1998 and was its 14th president from 1984 to 1994. From 1995 to 1999 he served as President of the Civic Committee of the Commercial Club of Chicago, a leading business and civic organization. Mr. Weber has been a member of the faculty at the Graduate School of Business at the University of Chicago, Stanford University and the Massachusetts Institute of Technology. Mr. Weber is a trustee of the Museum of Science and Industry, the Committee for Economic Development, the Aspen Institute and the University of Notre Dame. He has received honorary degrees from various universities including Notre Dame, the University of Colorado, Loyola University of Chicago, Northwestern University and the University of Illinois.

Name	Occupation or Employment

Edward Anderson	Mr. Anderson has been a member of Diamond’s Board of Directors since June 1994. Mr. Anderson has been the President of iPoint Systems since 2005. Mr. Anderson is also the founder and Chief Executive Officer of Ambrosia Solutions, a software company. Prior to founding Ambrosia in 2003, Mr. Anderson served as Chairman and Chief Executive Officer of TorchQuest, Inc. From July 1999 until July 2000 Mr. Anderson was the Chairman and Chief Executive Officer of E-Certify Corp.

Adam J. Gutstein	Mr. Gutstein joined Diamond in January 1994 as a Vice President, became a member of its Management Committee in July 1998 and was elected to the Board of Directors in August 1999. Since 1998 Mr. Gutstein has served in a number of executive positions. Effective April 1, 2006, Mr. Gutstein became the Chief Executive Officer of the Company. Mr. Gutstein is also a member of the board of directors of Healthaxis, Inc. Prior to joining Diamond, Mr. Gutstein was a Vice President at Technology Solutions Company and a Manager with Andersen Consulting, now Accenture Ltd.

Michael Mikolajczyk	Mr. Mikolajczyk joined Diamond in April 1994 and has served as a member of the Board of Directors since that time. From April 1994 until July 1998, Mr. Mikolajczyk served as Diamond’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until his departure in August 2001, Mr. Mikolajczyk served in a number of capacities, including Vice Chairman, President and Secretary. Following his departure from Diamond until August 2004, Mr. Mikolajczyk was an independent consultant. Since September 2004, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private investment firm. Prior to Mr. Mikolajczyk’s service with Diamond, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Mr. Mikolajczyk is also a member of the board of directors of Kanbay International, Inc. and Rubicon, Inc.

Javier Rubio	Mr. Rubio has served as a member of the Board of Directors since the consummation of the business combination between the Company and Cluster Consulting in November 2000. Mr. Rubio currently is the President and a director of Nauta Capital, a venture capital firm. From November 2000 through June 2003, Mr. Rubio also served as Diamond’s President, Europe and Latin America. In June 30, 2003, Mr. Rubio resigned as an employee with the Company. Mr. Rubio founded Cluster Consulting in 1993 serving as its Chairman and Chief Executive Officer. Prior to founding Cluster, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company.

Name	Occupation or Employment

Melvyn E. Bergstein	Mr. Bergstein founded Diamond in January 1994 and served as its Chairman and Chief Executive Officer until March 31, 2006. Effective April 1, 2006, Mr. Bergstein began serving as the non-executive Chairman of the Company’s Board of Directors. Prior to founding Diamond, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including twenty-one years in various positions with Andersen Consulting, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly-traded real estate investment trust. He serves on the boards of several not-for-profit organizations in the arts, education and health care.

Jay D. Norman	Mr. Norman joined Diamond in January 2003 as the Partner responsible for the financial services and insurance practice area and was appointed to President and Chief Operating Officer on April 1, 2006. Mr. Norman has resigned as a director of the Company as of August 31, 2006. He began serving on the Company’s Board of Directors in November 2005. In June 2004, he became Managing Director of North America, responsible for the sales and delivery of our North American services, revenue and profit contribution. In April 2005, Mr. Norman assumed the additional responsibility of Managing Director of the United Kingdom. Prior to joining the Company, Mr. Norman was a partner at PricewaterhouseCoopers, leading their financial services global e-business practice. His experience also includes positions with McKinsey and Company, Inc. and Anderson Consulting, now Accenture.

Karl E. Bupp	Mr. Bupp is chief financial officer and treasurer of Diamond. Prior to joining Diamond, Mr. Bupp was corporate controller and director of planning and treasury services for Technology Solutions Company. Previously, he held various financial management and analyst positions with MCI Telecommunications Corporation. He served as director of business analysis for MCI’s Business Services segment, where he was responsible for the financial analysis and review of new products and promotional offerings. During his eight years with MCI, he also held positions in receivables management, special billing, corporate business analysis and corporate planning and budgeting.

Name	Occupation or Employment

William McClayton	Mr. McClayton is Diamond’s Chief Administrative Officer, responsible for the firm’s finance, legal, planning, marketing, information technology, and facilities worldwide. Mr. McClayton joined Diamond in April 2001, after a distinguished 35-year career at Arthur Andersen. Among his responsibilities, McClayton led Andersen’s Chicago-based financial markets practice for ten years. In addition, McClayton served public and private audit clients primarily in the professional services and financial services industries.
     Each of the directors and executive officers of Diamond, except for Mr. Rubio, who is a citizen of Spain, is a citizen of the United States, and except as provided above, has his or her principal place of business address and telephone at c/o Diamond Management & Technology Consultants, Inc., 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, (312) 255-5000.
     During the past five years, none of Diamond or its executive officers, directors or controlling persons has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Neither our executive officers nor members of our board of directors (whether employee or non-employee directors) are eligible to tender options or SARs for purchase under the offer. As of August 18, 2006, except for Mr. Rubio, who owns 3,750 Eligible SARs (but is not an Eligible Person), our executive officers as a group and non-employee directors as a group beneficially owned no Eligible Options or Eligible SARs.
     A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Annex A to this Tender Offer.
     Except for outstanding options to purchase common stock and outstanding SARs to purchase common stock and SARs granted from time to time to certain of our employees (including executive officers) and non-employee directors and consultants pursuant to the Share-Based Plans, and except as set forth in this Tender Offer, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     Except as otherwise described above and other than ordinary course grants and exercises of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock, or in our common stock, which were effected during the past 60 days by Diamond or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Diamond.

Section 11. Status of Options and SARs Acquired by Us in the Offer; Accounting Consequences of the Offer
     Eligible Options and/or Eligible SARs we acquire in connection with the offer will be cancelled. The Eligible Options and/or Eligible SARs not tendered for purchase will not be treated for financial reporting purposes as liabilities. We do not expect the tender described herein to have a material impact on our income statement covering the period of the Tender Offer.
Section 12. Legal Matters; Regulatory Approvals
     We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that is required for the acquisition or ownership of the Eligible Options or Eligible SARs or the payment of cash in exchange for Eligible Options and/or Eligible SARs as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and tender for, Eligible Options and/or Eligible SARs returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options and SARs and to pay cash is subject to the conditions described in Section 6.
Section 13. Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Tendering Eligible Options for Cash
     The following summary describes the material United States federal income tax consequences of the tender of Eligible Options and/or Eligible SARs for cash by an individual who is not a citizen or resident of the United States (a “Non-U.S. Holder”). This discussion does not address the tax consequences to Non-U.S. Holders who received their Eligible Options and/or Eligible SARs in connection with services performed in the United States. Such entities and persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.
     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified with or without retroactive effect so as to result in United States federal income tax consequences different from those discussed below. The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the Internal Revenue Service (which we also refer to as the IRS) or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described in this prospectus.

     Tender Consequences
     There are no United States tax consequences to a Non-U.S. Holder of tendering Eligible Options and/or Eligible SARs for cash if the Non-U.S. Holder is not otherwise subject to U.S. tax. Non-U.S. Holders subject to U.S. tax are encouraged to contact their own tax advisor regarding the tax consequences of tendering Eligible Options and/or Eligible SARs for cash.
     For holders of Eligible Options and/or Eligible SARs residing in the U.K., Brazil, France, Germany or Spain, please see the summary of the tax consequences and the withholding and reporting obligations provided for your respective country in Appendix B.
Section 14. Extension of Offer; Termination; Amendment
     We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any Eligible Options and/or Eligible SARs surrendered or tendered by publicly announcing the extension and giving oral or written notice of the extension to the option or SARs holders.
     Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such an event, any tendered Eligible Options and/or Eligible SARs will continue to be held by the tendering option or SARs holder as if no tender had occurred.
     As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option or SARs holders or by changing the number or type of options or SARs eligible to be tendered in the offer.
     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 2:00 P.M., central time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.
     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:
•	increase or decrease what we will give you in exchange for your Eligible Options and/or Eligible SARs; or

•	change the number or type of options or SARs eligible to be tendered in the offer.
     If the offer is scheduled to expire within ten business days from the date we notify you by e-mail and publication of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.
Section 15. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of Eligible Options and/or Eligible SARs pursuant to this offer.
Section 16. Additional Information
     This Tender Offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Tender Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to participate or to not participate in this offer.
     In addition to the Schedule TO, we are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the Schedule TO and any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     Please call the Securities and Exchange commission at 1-800-732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.
     The Securities and Exchange Commission allows us to incorporate by reference information into this offer to purchase. This means we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Tender Offer.
     We will file an amendment to the Schedule TO to incorporate by reference into this Tender Offer all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Tender Offer and prior to the expiration date to the extent necessary to comply with applicable securities law. Any statement contained in a document incorporated by reference in this Tender Offer shall be deemed to be modified or superseded for purchases of this Tender Offer to the extent that a statement contained in this Tender Offer or in any subsequently filed document incorporated by reference in this Tender Offer modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.
     We will also provide without charge to each person to whom we deliver a copy of this Tender Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Diamond Management & Technology Consultants, Inc.
Attn: Investor Relations
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611
or by telephoning our Investor Relations Department at (312) 255-5000 between the hours of 9:00 A.M. and 5:00 P.M., central time.
     As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Tender Offer, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.
     The information contained in this Tender Offer about Diamond should be read together with the information contained in the documents to which we have referred you in this Tender Offer.
Section 17. Miscellaneous
     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option or SARs holders residing in that jurisdiction.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to tender be accepted from or on behalf of, the option or SARs holders residing in such jurisdiction.
     This Offer and the legal relationship between the Company and each Eligible Person arising hereunder shall be subject to the laws of the State of Illinois, U.SA, provided that any mandatory statutes on the protection of consumers prevailing in the country where the Eligible Person is domiciled shall remain unaffected by the foregoing choice of law.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS AND/OR SARS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Annex A
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of common stock as of May 31, 2006 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and nominee for director; (iii) each of our chief executive officer and our five most highly compensated officers other than the chief executive officer; and (iv) all of our directors or nominees and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive office.

Name and Address of Beneficial Owner	Common Shares		Percent of Class
Artisan Partners	3,491,503		10.74%
Fidelity Management & Research	2,645,714		8.14%
J & W Seligman & Co	1,709,678		5.3%
BlackRock Advisors, Inc.	1,674,400		5.15%
Barclays Global Investors NA (CA)	1,667,843		5.13%
Directors and Executive Officers
Anderson, Edward R.	90,268	(1)(2)	*
Bergstein, Melvyn E.	1,217,563	(1)(2)	3.6%
Bupp, Karl E.	506,726	(1)(2)	1.5%
Caldwell, Donald R.	52,152	(1)(2)	*
Gordon, Mark L.	64,002	(1)(2)(3)	*
Gutstein, Adam J.	528,725	(1)(2)	1.6%
Kay, Alan C	127,244	(1)(2)	*

Name and Address of Beneficial Owner	Common Shares		Percent of Class
McClayton, William R.	437,581	(1)(2)	1.3%
Mikolajczyk, Michael E.	336,130	(1)(2)	1.0%
Norman, Jay D.	332,129	(1)(2)	1.0%
Rubio, Javier	1,412,459	(1)(2)	4.1%
Schneider, Pauline A.	21,879	(1)(2)	*
Skinner, Samuel K.	24,942	(1)(2)	*
Sviokla, John J.	247,741	(1)(2)	*
Weber, Arnold R.	12,026	(1)(2)	*
All directors and executive officers (15 persons)	5,411,567	(1)(2)	15.9%

*	Less than 1% of the outstanding common stock

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options and SARs within 60 days after May 31, 2006 as follows: Mr. Anderson — 25,876, Mr. Bergstein — 101,197, Mr. Bupp — 146,185, Mr. Caldwell — 11,638, Mr. Gordon 26,638, Mr. Gutstein — 230,560, Dr. Kay — 9,350, Mr. McClayton — 262,143, Mr. Mikolajczyk — 20,113, Mr. Norman — 68,128, Mr. Rubio — 3,750, Ms. Schneider — 10,113, Mr. Skinner — 9,350, Dr. Sviokla - 159,214, Mr. Weber — 5,790, and all directors and executive officers — 1,090,045.

(2)	Includes restricted stock and restricted stock units subject to vesting based on continued service to the Company as follows: Mr. Anderson — 1,744, Mr. Bergstein — 75,126, Mr. Bupp - 59,225, Mr. Caldwell — 1,869, Mr. Gordon — 1,869, Mr. Gutstein — 170,313, Dr. Kay — 1,496, Mr. McClayton — 105,850, Mr. Mikolajczyk — 1,620, Mr. Norman — 248,104, Mr. Rubio — 1,496, Ms. Schneider — 1,620, Mr. Skinner — 1,496, Dr. Sviokla — 50,802, Mr. Weber — 1,496, and all directors and executive officers — 724,126.

(3)	Includes 50 shares owned by Mr. Gordon’s son.

Annex B
CERTAIN FOREIGN TAX CONSEQUENCES
AND WITHHOLDING AND REPORTING OBLIGATIONS
BRAZIL
     The following summary describes certain material Brazilian federal income tax consequences of acceptance of the Offer by an individual who is a Brazilian resident for tax purposes (a “Brazilian Resident”). A non-Brazilian national may be a Brazilian Resident if he is present in Brazil for 183 or more days during a 12-month period (regardless of the visa he holds) or if he holds a permanent visa.
     This discussion does not address all aspects of Brazilian federal income taxation and does not deal with estate, gift, foreign, state and local tax consequences that may be relevant to such Brazilian Resident Holders in light of their personal circumstances. This discussion does not address tax rules that may apply to corporations or other entities or organizations that could accept the Offer.
     The discussion below is based upon the provisions of the Income Tax Code (Decree 3,000/99), as amended (the “Code”), Federal Revenue Service (“FRS”) regulations promulgated thereunder, and rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified with or without retroactive effect so as to result in Brazilian federal income tax consequences different from those discussed below. The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the FRS or the courts. No assurance can be given that the FRS or the courts will agree with the tax consequences described in this prospectus.
     Any discussion of income tax issues in this document is not intended to be relied upon, and cannot be relied upon, for purpose of avoiding penalties that may be imposed under the Code and is written to support the promotion of marketing or matters addressed herein. Each Eligible Person should seek advice based on his, her, or its particular circumstances from an independent tax advisor.
     General
     The waiver of your right to exercise Eligible Options and Eligible SARs in exchange for cash will lead to recognition of ordinary income. Such ordinary income will be taxed at the maximum rate of 27.5%.
     In case the cash payment is made by Diamond or any other foreign entity, you shall have to calculate and pay such tax through the so-called “Carnê-Leão”. The “Carnê-Leão” is a form where the taxpayer indicates the amounts received from foreign sources and the respective income tax due. The tax should then be paid until the last working day of the month subsequent to the one in which the distribution was received.

     If payment or distribution is made through payroll of the Brazilian entity to which you are employed, you will not have the obligation to file the “Carnê-Leão”, since the cash paid shall be treated as salary, subject to income tax withholding and social security charges.
     Stock options and SARs
     We do not believe that our Offer to you will change any of the terms of your Eligible options and SARs if you do not accept the offer. Note that payments made upon the exercise of a SAR will be taxed as ordinary income and will be subject to Brazilian income tax at progressive rates (maximum of 27.5%).
FRANCE
     The following is a general summary of certain French income tax, social security contributions and charges (cotisations sociales salariales et CSG/CRDS) (“Social Security Charges”) consequences only for employees of DiamondCluster International SARL, Diamond’s former French subsidiary, from the receipt or cash in exchange for Eligible Options and Eligible SARs pursuant to this Offer. This discussion is based on the provisions of the French Social Security Code, as of the date of hereof, all of which are subject to change (possibly on a retroactive basis) and on the French General Tax Code, its legislative history, income tax ordinances and administrative and judicial interpretations thereof, as of the date of hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of stockholders.
     You are urged to consult your own tax advisor with respect to the French tax consequences of participating in this offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.
     General
     Upon the payment of cash, you will be required to recognize benefit in an amount equal to cash. DiamondCluster International SARL has the obligation to deduct on your behalf payroll tax, other requirements and the Social Security Charges that you owe to the French Social Security Authorities in your capacity as a French employee. Your acceptance of the Offer will constitute your agreement to enable DiamondCluster International SARL, in cooperation with Diamond, to make such deductions, in order to satisfy on your behalf payroll tax and other requirements at the time of the payment of cash.
     From a French tax point of view, the cash paid as a counterpart of your waiver of your right to exercise Eligible Options should lead to the recognition of ordinary income at the level of the employees (wages taxable at the proportional rate as set of by French Tax Code) in an amount equal to the cash received. Concerning Eligible SARs, the price paid as a counterpart of your waiver of your right to exercise Eligible SARs should also be taxable as wages (taxable at proportional rate as set of by French Tax Code) and subject to French Social Charges.

     Stock options and SARs
     We do not believe that our offer to you will change any of the terms of your Eligible Options, Eligible SARs or other equity interests if you do not accept this Offer.
     If you do not tender your Eligible Options and/or Eligible SARs in this offer, you will not incur any current French tax consequences as a result of this offer.
     GERMANY
     The following is a general summary of certain German income tax and withholding tax consequences only for employees of DiamondCluster International Management Beratung GmbH, Diamond’s former German subsidiary, from the receipt of cash in exchange for Eligible Options and Eligible SARs pursuant to this Offer. This discussion is based on the German Federal Income Tax Act (Einkommensteuergesetz), its legislative history, income tax ordinances (Einkommensteuerrichtlinien) and administrative and judicial interpretations thereof, as of the date of hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of stockholders.
     You are urged to consult your own tax advisor with respect to the German tax consequences of participating in this offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.
     General
     Upon the payment of cash you will be required to recognize ordinary income in an amount equal to cash received. DiamondCluster International Management Beratung GmbH has a withholding tax obligation for payroll tax with respect to such amounts. All taxes that must be withheld with respect to that income will be due in cash to your employer immediately, as described below. Your acceptance of the offer will constitute your agreement to allow Diamond to cooperate with DiamondCluster International Management Beratung GmbH on these matters and your agreement to pay to DiamondCluster International Management Beratung GmbH, in cash, the amount necessary to satisfy payroll tax and other withholding requirements.
     Stock options and SARs
     We do not believe that our offer to you will change any of the terms of your Eligible Options, Eligible SARs or other equity interests if you do not accept this Offer.
     Withholding taxes
     At the time Diamond pays the cash, your employer, DiamondCluster International Management Beratung GmbH, will have a payroll withholding tax obligation, much like the obligation that arises when your employer pays your salary or a bonus. The payroll withholding tax burden in the month of the payment of the cash may be higher or lower than your final income tax burden on the benefit in kind, as this can only be finally determined in your yearly income tax assessment (Einkommensteuerveranlagung). You must pay over to your employer in cash the amount of the payroll withholding taxes and additional levies at the time Diamond pays the cash.
     If you do not tender your Eligible Options and/or Eligible SARs in this Offer, you will not incur any current German tax consequences as a result of this Offer.
SPAIN
     The following summary describes the Spanish tax consequences for Spanish tax resident employees derived from the acceptance to tender all their Eligible Options and Eligible SARs for cash as set forth in this Offer.
     The discussion below is based upon the provisions of the Spanish Personal Income Tax Act as approved by Royal Legislative Decree 3/2004, of March 5th, its regulations, administrative rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified with or without retroactive effect so as to result in Spanish personal income tax consequences different from those discussed below. The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the Spanish Tax Administration or the courts. No assurance can be given that the Spanish Tax Administration or the courts will agree with the tax consequences described in this document.
     For the purpose of this summary we have assumed that Eligible Options and Eligible SARs were not subject to effective taxation at the moment of grant. This assumption must be verified by each employee on an individual basis.
     Any discussion of income tax issues in this document is not intended to be relied upon, and cannot be relied upon, for the purpose of avoiding penalties that may be imposed under Spanish law and is written to support the promotion of marketing or matters addressed herein. Each Eligible Person should seek advice based on his or her particular circumstances from an independent tax advisor.
     Cash employment income
     Cash received in exchange for Eligible Options and Eligible SARs will qualify as cash employment remuneration for personal income tax purposes. This income will be quantified on the amount of cash received in the exchange. Such income will be taxed as regular income and subject to a progressive scale ranging up to 45 per cent of the employee’s annual gross income. However, such taxable income may be reduced by means of a tax reduction applicable to irregular employment income (i.e., employment income earned over a period exceeding two years).
     Reduction applicable to irregular employment income
     Employment income consisting of cash as set forth in the Offer may qualify for a 40 per cent reduction provided the following conditions are met:

•	The income’s generation time period exceeds two years.

•	The income is not obtainable on a recurrent or periodic basis.
     Again, the fulfilment of these two requirements should be verified by each employee in light of his or her personal circumstances.
     Withholding tax
     Payment of cash as set forth in the Offer will be subject to withholding tax which will be due at the moment of payment. Such tax will be withheld by DiamondCluster International S.L, in cooperation with Diamond. The amount of cash paid will determine the withholding tax basis. Exempt income and the tax-basis reduction described above will reduce the withholding-tax basis accordingly.
UK
     The following is a general summary of certain UK income tax and national insurance contributions consequences for UK tax resident employees of Mercer’s UK subsidiary arising from the receipt of cash in exchange for Eligible Options and Eligible SARs pursuant to this Offer. This summary is based on current UK tax legislation and in particular the Income Tax (Earnings and Pensions) Act 2003 which it should be noted may be subject to change (possibly with retroactive effect). This summary assumes that Eligible Options and Eligible SARs were not subject to taxation at grant and this assumption should be verified by each employee on an individual basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of stockholders.
     You are urged to consult your own tax advisor with respect to the UK tax consequences of participating in this Offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.
     General
     Upon your tender of Eligible Options and/or Eligible SARs for cash, you will be liable to income tax calculated by reference to the amount of cash received. Your employer will be required to withhold such income tax at source from your salary under the Pay as You Earn System or, if your salary is insufficient acceptance of the Offer will constitute your agreement and authority to Mercer’s UK subsidiary in cooperation with Diamond, to make such deductions from your future salary, cash received under this Offer in order to satisfy on your behalf any income tax and employee national insurance contributions arising. National Insurance Contributions will also be payable and will be withheld in the same way as for income tax.
     Stock options and SARs
     We do not believe that our offer to you will change any of the terms of your Eligible Options, Eligible SARs or other equity interests if you do not accept this Offer.

     If you do not tender your Eligible Options and/or Eligible SARs in this offer, you will not incur any current UK tax consequences as a result of this offer.